EXHIBIT 21.0

SUBSIDIARIES OF MATTEL, INC.

Subsidiaries[1]	Jurisdiction in Which Organized	Percentage of Voting Securities Owned Directly or Indirectly By Parent[2]
American Girl, Inc.	Delaware	100%
Mattel Asia Pacific Sourcing Limited	Hong Kong	100%
Mattel Europa B.V.	The Netherlands	100%
Mattel Europe Holdings B.V.	The Netherlands	100%
Mattel Europe Marketing B.V.	The Netherlands	100%
Mattel Finance, Inc.	Delaware	100%
Mattel Foreign Holdings Ltd.	Bermuda	100%
Mattel International Finance B.V.	The Netherlands	100%
Mattel International Holdings B.V.	The Netherlands	100%
Mattel Investment, Inc.	Delaware	100%
Mattel Marketing Holdings Pte. Ltd.	Singapore	100%
Mattel Overseas Operations Ltd.	Bermuda	100%
Mattel Overseas, Inc.	California	100%
Mattel Sales Corp.	California	100%

[1]

All of the subsidiaries listed above are included in the consolidated financial statements. Inactive subsidiaries and subsidiaries that, when considered in the aggregate, do not constitute a significant subsidiary have not been included in the above list.

[2]	Parent refers to Mattel, Inc. (a Delaware corporation) and excludes Directors’ qualifying shares.